Exhibit 99.4
News Release
FIS Announces Private Offering of $1.2 Billion of Senior Notes
JACKSONVILLE, Fla., July 6, 2010 — Fidelity National Information Services, Inc. (“FIS”) (NYSE:FIS), one of the world’s largest providers of banking and payments technology, today announced that it plans to privately offer $1.2 billion aggregate principal amount of senior notes (the “Notes”). FIS may issue the Notes in one or more tranches with maturity dates of between 7 to 10 years. FIS intends to use the net proceeds of the Notes, together with borrowings under a combination of a new Term Loan B, incremental Term Loan A, revolving credit facility and accounts receivable facility, (1) to repurchase shares of common stock, (2) to repay in full the outstanding amount under, and terminate, the credit facility assumed in connection with the acquisition of Metavante Technologies, Inc. and (3) to pay fees and expenses.
The offerings of the Notes will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes will not be registered under the Securities Act and may not be offered or sold without registration unless pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and all applicable state laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
Forward-Looking Statements
This news release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future events and are not statements of fact, actual results may differ materially from those projected. FIS undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, statements regarding the FIS’ expectations to close on the sale of the Notes and how FIS will use the proceeds of the offering and other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of FIS’ Form 10-K and other filings with the Securities and Exchange Commission.

For More Information:
Marcia Danzeisen, 904.854.5083	Mary Waggoner, 904.854.3282
Senior Vice President	Senior Vice President
FIS Global Marketing and Corporate Communications	FIS Investor Relations
marcia.danzeisen@fisglobal.com	mary.waggoner@fisglobal.com